Exhibit 21

                    SUBSIDIARIES OF THE SMALL BUSINESS ISSUER

NAME                    STATE OF INCORPORATION        PERCENTAGE OWNED
----                    ----------------------        ----------------

Genio, Inc.                  New York                 100% Owned

Genio Cards, LLC             Delaware                 100% Owned by Genio, Inc.

Tele-V, LLC                  Delaware                 100% Owned by Genio, Inc.

Tele-V Media, LLC            Delaware                 100% Owned by Genio, Inc.